EXHIBIT 5.1

                                BINGHAM DANA LLP
                               150 FEDERAL STREET
                           BOSTON, MASSACHUSETTS 02110
                                                                October 28, 1998

Object Design, Inc.
25 Mall Road
Burlington, MA  01803

Dear Sir or Madam:

         We  have  acted  as  counsel  for  Object  Design,   Inc.,  a  Delaware
corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on October 28, 1998 (the "Registration Statement").

         The Registration Statement covers the registration of (i) 1,000,000 shares (the "1996 Plan Shares") of common stock, $0.001 par value per share, of the Company (the "Common Stock"), which are to be issued by the Company pursuant to the Company's 1996 Incentive and Nonqualified Stock Option Plan (the "1996 Plan") and (ii) 1,000,000 shares (the "1997 Plan Shares") of Common Stock which are to be issued by the Company pursuant to the Company's 1997 Nonqualified Stock Option Plan (the "1997 Plan"). The 1996 Plan and the 1997 Plan are collectively referred to herein as the "Plans" and the 1996 Plan Shares and the 1997 Plan Shares are collectively referred to herein as the "Shares".

         We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan and the issuance of the Shares thereunder. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention or other state of mind) we have relied entirely upon certificates of officers of the Company, and have assumed, without independent inquiry, the accuracy of those certificates.

         We further assume that all Shares issued upon exercise of options granted or to be granted pursuant to the Plans will be issued in accordance with the terms of such Plans and that the purchase price of the Shares will be greater than or equal to the par value per share of the Shares.

         Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purposes of this opinion. This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware.

         Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options duly granted pursuant to the applicable Plan and against the payment of the purchase price therefor, will be validly issued, fully paid, and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                     Very truly yours,

                                                     /s/ BINGHAM DANA LLP
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                                                     BINGHAM DANA LLP